EXHIBIT 4.14


                              CONSULTING AGREEMENT
                              --------------------


     THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into by and between CELSION CORPORATION, a Delaware Corporation, which has an address of 10220-I Old Columbia Road, Columbia, Maryland 21046-1705 ("Celsion"), and GLORIA LI, Ph.D. who has an address of 1275 York Avenue, New York, NY 10021 ("Consultant").

     WHEREAS, Consultant is a researcher specializing in the treatment of cancer, with expertise in the use of gene therapy (as defined below), together with various activities relative thereto; and,

     WHEREAS, Celsion develops and manufactures medical devices including a device for the treatment of cancer utilizing microwave technology (the "Device"); and,

     WHEREAS, Celsion desires to provide an incentive for Consultant to render her advice and assistance to Celsion; and,

     WHEREAS, Consultant is willing to advise and assist Celsion on the basis set forth herein and for the consideration herein named.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

2.   Services to be Performed.

     2.1 During the period of this Agreement, it is understood and agreed that Consultant shall provide her consulting services and advice to Celsion in connection with the following activities:

          2.1.1 Assist Celsion in recruiting sites for clinical trials using the Device and gene therapy products under study;

          2.1.2 Work with Celsion to improve the efficacy of treatments with the Device;

          2.1.3   Work with Celsion to improve the design of the Device;

          2.1.4   Simplify and standardize treatment protocols;

          2.1.5 Work with Celsion to assess new opportunities in gene therapy for Celsion's Device;
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          2.1.6   Assist Celsion in evaluating manufacturers for the drug
                  components;

          2.1.7 Host or visit physicians, allied health professionals, selected sales representatives and Celsion employees at selected institutions for the purposes of product demonstration and medical education;

          2.1.8 Be available to speak at, or participate in, medical meetings, symposia, seminars, workshops, etc. as a means to support the educational efforts on Celsion's methodology. These meetings may be administered by medical associations, universities, medical teaching programs or commercial entities such as Celsion;

          2.1.8 Participate in the preparation of those materials required to support the educational efforts of Celsion regarding microwave technology for the treatment of cancer;

          2.1.9 Be available to speak/meet with shareholders analysts and potential investors of Celsion.

     2.2 It is the intention of the parties that the above listed services shall not require full-time efforts on Consultant's part. The parties anticipate that Consultant will provide the approximate equivalent of fifteen (15) hours of service per month. It is understood and agreed that Consultant will maintain her current employment commitments and professional responsibilities and the services to be provided hereunder by Consultant shall be at such times and in such amounts as will allow those commitments and responsibilities to be met.

     2.3 Consultant is solely an independent contractor hereunder, rather than an employee of Celsion, or a co-venturer, partner, agent or representative of Celsion.

3.   Compensation. Celsion shall compensate Consultant as follows:

     3.1 Consultant shall be compensated with 5,000 shares of Celsion Common stock for the month October 2001 through March 2002. Afterwards Consultant shall receive the equivalent of $2500 per month, said sum to be converted into shares of Celsion Common stock. The price of these shares shall be equal to the closing price of the stock at the end of each quarter (i.e. December 31, March 31, June 30, and September 30).

     3.5 Out of Pocket Expenses. Consultant shall be fully and entirely reimbursed by Celsion for any and all reasonable out-of-pocket costs and expenses incurred by Consultant in connection with any activity or service of Consultant hereunder. With respect to any such reimbursement, Consultant shall present Celsion with such invoices, in such detail and with such receipts as are necessary to substantiate such reasonable out-of-


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          pocket costs and expenses. Any individual expense in excess of $500 shall be pre-approved by Celsion.

4.   Term: Termination of Agreement.

     4.1 The term of this Agreement shall commence October 1, 2001 and shall end September 30, 2002 (the "Termination Date"). Upon the mutual agreement of the parties. The agreement will automatically renew for a further twelve
(12)-month period subject to exercise of the provisions contained in clauses 4.2, 4.3 or 4.4 hereof.

     4.2 During the term hereof Celsion shall have the right at its option to terminate this Agreement by giving ten (10) days prior written notice thereof to Consultant in the event of any of the following:

          4.2.1 If Consultant has breached any provisions of this Agreement and has failed to cure such breach within sixty (60) days of written notice from Celsion describing such breach;

          4.2.2 If Consultant fails or refuses or is unable for any reason (other than physical or mental capacity) substantially to carry out or substantially to perform the duties required of her hereunder for a substantially continuous period of sixty
                  (60) days, and does not resume her duties prior to the termination date specified in Celsion a written notice of termination;

          4.2.3 If Consultant is unable to carry out or perform the duties required of her hereunder due to physical or mental incapacity for a substantially continuous period of one hundred twenty
                  (120) days; or

     4.3 During the term hereof Consultant shall have the right at its option to terminate this Agreement by giving ten (10) days prior written notice thereof to Celsion in the event of any of the following:

          4.3.1 If Celsion has breached any provisions of this Agreement and has failed to cure such breach within sixty (60) days of written notice from Consultant describing such breach, including, but not limited to, the failure of Celsion to make any payments to Consultant that are called for under this agreement;

          4.3.2 If Celsion shall file a voluntary petition in bankruptcy or reorganization, or make any assignment for the benefit of creditors, or seek any similar relief under any present or future statute, law or regulation relating to relief of debtors, or be adjudicated a bankrupt or have any involuntary petition in bankruptcy filed against it which is not removed within sixty (60) days of said filing.


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     4.4  Upon the termination of this Agreement, Celsion shall have no further liability to Consultant other than to pay Consultant any fees due Consultant for her services between the last day of the preceding month and the Termination Date, which Celsion shall pay to Consultant within thirty (30) days after the Termination Date.

     4.5 The parties agree that in the event that either Consultant or Celsion determines that this Agreement does not comply with all applicable state and federal laws and regulations, that the parties shall first attempt to restructure this Agreement such that the Agreement is in compliance with all applicable laws and regulations. In the event the parties fail to restructure the Agreement, then either party shall have the right to immediately terminate the Agreement, and in such case, all payments shall terminate.

5.   Competition with Celsion.

     During the term of this Agreement, Consultant will not engage in, consult with, participate in as a designing or consulting Consultant or carry on, directly or indirectly, any business in competition with a cancer treatment device that is manufactured, marketed, distributed or sold by Celsion, either for himself, as a member of a partnership, as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation whose gross assets exceed one hundred million dollars) or as an investor, officer, director, consultant, agent or associate of any person, partnership, corporation or other entity (other than Celsion or a parent, subsidiary, affiliate or successor of Celsion) that is in such business.

6.   Disclosures of Information.

     6.1 Both parties acknowledge that in the course of their relationship, they may receive certain information and data, including, but not limited to, works of authorship (including, but not limited to, computer programs, software and documentation); inventions, ideas, developments or innovations, trade secrets, programs, methods of operation and other confidential information and knowledge concerning the other party's business (hereinafter collectively referred to as "Information") that each party desires to protect. As a material inducement to Celsion to enter into this Agreement and to pay to Consultant the compensation referred to in Section 3 hereof, and as a material inducement to Consultant to provide the services required by this Agreement, each party covenants and agrees that it will not, at any time during or following the term of this Agreement, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of such Information which has been obtained by or disclosed to it as a result of this Agreement which has been marked as either "Confidential" or "Proprietary" or with some other designation that conveys the proprietary and/or confidential nature of the materials. Consultant further agrees that she will at no time use the Information in competing with Celsion. Upon termination of this Agreement, each party shall surrender to the other all lists, books, records, literature, products, papers, documents, writings, and other property produced by her or it or coming into her or its possession by or through her or its engagement or relating to the Information, and each party agrees that all such materials will at all times remain the property of the other.


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     6.2  The parties hereto agree that if any restriction and/or remedy contained in this Section 6 is held by any court to be unenforceable, or unreasonable, the court shall reform and enforce a lesser restriction and/or remedy in its place and the remaining restrictions and/or remedies contained herein shall be severable from such unreasonable or unenforceable restrictions and/or remedies, and the reformed restrictions and/or remedies together with the remaining restrictions and/or remedies shall remain fully in effect and enforceable.

     6.3 The provisions of this Section 6 shall survive the termination of this Agreement.

     6.4 The Information referred to in Section 6.1 does not consist of any information or data provided to either party in accordance with this Agreement:

          6.4.1 which is, or shall have been, in the other party's possession prior to disclosure thereof;

          6.4.2 which is, or through no fault of the party to be charged, becomes published or otherwise available to others or the public under circumstances such that such others or the public may utilize the same without any direct or indirect obligation to the ;

          6.4.3 which is, or at any time may be, acquired by Consultant or Celsion from any third party rightfully possessed of the same and having no direct or indirect obligation to Consultant or Celsion with respect to same;

          6.4.4 if keeping such Information confidential would be inconsistent with Consultant's professional responsibilities; or

          6.4.5 if Consultant or Celsion is required by law to disclose the Information, provided that either party shall timely notify the other and allow the opportunity to challenge such request prior to disclosure.

7.   Severability.

     Each of the foregoing covenants and agreements of Consultant and Celsion shall be separate. If in any judicial proceeding a court shall refuse to enforce all of said separate covenants and agreements that are sought to be enforced, then such unenforceable covenants and agreements shall be deemed eliminated from the provisions hereof for purposes of such proceeding to the extent necessary to permit the remaining separate covenants and agreements to be enforced in such proceeding.


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8.   Equitable Relief.

     Consultant and Celsion agree that the remedy at law for any breach by her or it of this Agreement will be inadequate and that, should Consultant engage in any activities prohibited by this Agreement or otherwise violate the provisions hereof, Celsion or Consultant shall have the right, in addition to any other rights or remedies available to Celsion or Consultant under this Agreement or under applicable law or otherwise, to enjoin such activities without the necessity of proof of actual damage and to obtain any other equitable relief which a court may grant.

9.   Indemnification.

     9.1 Celsion covenants and agrees to indemnify and hold harmless Consultant, and his agents, absolutely, unconditionally and forever, from and against any and all claims, liabilities or damages arising out of or resulting from the gross negligence or willful misconduct of Celsion.

     9.2 Consultant covenants and agrees to indemnify and hold harmless Celsion, and his agents, absolutely, unconditionally and forever, from and against any and all claims, liabilities or damages arising out of or resulting from the gross negligence or willful misconduct of Consultant.

10.  Miscellaneous.

     10.1 No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement at such time or will be deemed a waiver of such provision at any other time. No modification of this Agreement shall be binding unless in writing and signed by the party against whom it is sought to be enforced.

     10.2 The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.

     10.3 The captions and headings contained herein are solely for convenience and do not constitute a part of this Agreement. Wherever appropriate herein, the use of any gender herein shall be deemed to be or include the other genders, and the use of the singular shall be deemed to be or include the plural (and vice versa).

     10.4 All notices and other communications hereunder or in connection herewith shall be deemed to have been duly given if delivered personally or if sent by registered or certified mail in writing, return receipt requested, and first-class postage prepaid. (i) if to Celsion: 10220-I Old Columbia Road, Columbia, Maryland 21046-1705; and (ii) if to Consultant: 1275 York Avenue, New York, NY 10021, unless notice of change of address is given to either party by the other pursuant to the provisions of this Section.


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     10.5  This Agreement is executed in, and it is the intention of the parties hereto that the construction, enforcement and interpretation of this Agreement, and the rights and liabilities of the parties hereto, shall be governed by and interpreted under the laws of the State of Maryland; provided, however, the scope and definition of Consultant's professional responsibilities shall be governed by the State in which Consultant is licensed to practice medicine.

     10.6 This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective executors or administrators, heirs, legatees and beneficiaries, successors and, as permitted pursuant to this Agreement, assigns.

     10.7 All claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association then obtaining unless the parties mutually agree otherwise. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

     10.8 If any action is asserted or brought to enforce this Agreement, the party or parties prevailing in any such action are entitled to reimbursement, and shall be reimbursed by the non-prevailing party or parties for all costs and expenses (including, without limitation, attorneys and accounting fees and expenses) reasonably incurred by the prevailing party or parties in asserting or bringing such action; provided, however, if such action is asserted for monetary damages and if the party or parties asserting same are only partially successful in asserting or bringing any such action, they shall be entitled to reimbursement hereunder for their costs and expenses only in the proportion that the amount awarded to such prevailing party bears to the total amount for which any such action is brought or asserted.

     10.9 The rights and remedies of Celsion under this Agreement may not, without the consent of or notice to Consultant, be assigned to any parent, subsidiary, affiliate or successor of Celsion. All covenants and agreements of Consultant contained in this Agreement shall inure to the benefit of and be enforceable by the successors and assigns of Celsion. All obligations of Celsion shall be enforceable against the successors and assigns of Celsion in the event that Celsion assigns this Agreement. The rights and obligations of Consultant under the Agreement cannot be assigned without the prior written consent of Consultant and Celsion.

     10.10 In the event that either party is in any way delayed, interrupted or prevented from performing any of its obligations under this Agreement, and such delay,


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interruption or prevention is due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any other cause beyond the party's reasonable control, then the time for performance of the affected obligation(s) by the party shall be excused for the period of the delay and extended for a period equivalent to the period of such delay, interruption or prevention.

     IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures to be effective as of the date and year first above written.


CONSULTANT                             CELSION CORPORATION


/s/ Gloria Li, Ph.D.                   By:    /s/ Augustine Y. Cheung
--------------------                          -----------------------
Gloria Li, Ph.D.                       Name:  Augustine Y. Cheung
                                       Title: CEO


Date: November 23, 2001                Date:  November, 23, 2001


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